Exhibit 10.6

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR
PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH
OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY
REQUEST.  OMISSIONS ARE DESIGNATED AS {****}. A COMPLETE
VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY
WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTION VERSION

MOLYBDENUM SUPPLY AGREEMENT

AMONG

GENERAL MOLY, INC.

AND

NEVADA MOLY, LLC,

as SELLERS

AND

CHINA HAN LONG MINING DEVELOPMENT LIMITED,

as BUYER

AND

HANLONG (USA) MINING INVESTMENT, INC.,

as GUARANTOR

Dated as of  March 4, 2010

i

7.	Force Majeure	17

8.	Confidentiality	17

9.	Waiver	19

10.	Governing Law; Language	19

11.	Notices	19

12.	Rules of Construction	20

13.	Assignment; No Benefit	20

14.	Relationship of the Parties	21

15.	Severability	21

16.	Taxes and Expenses	21

17.	Currency	21

18.	Counterparts	21

19.	Entire Agreement	21

20.	Amendment	22

21.	Waiver of Jury Trial	22

22.	Dispute Resolution	22

23.	Limitation of Liability	22

24.	Remedies Cumulative	22

25.	Safety, Health and the Environment	22

26.	No Fraud; No Corruption	23

27.	Guaranty	23

ii

MOLYBDENUM SUPPLY AGREEMENT

THIS MOLYBDENUM SUPPLY AGREEMENT (this “Agreement”), dated March 4, 2010, and effective as of the Effective Date (defined below), is among General Moly, Inc., a Delaware corporation (the “Company”) and Nevada Moly, LLC, a Delaware limited liability company (“Nevada Moly” and together with the Company, “Seller”), China Han Long Mining Development Limited, a Hong Kong corporation (“Buyer”) and Hanlong (USA) Mining Investment, Inc., a Delaware corporation (“Guarantor”).

RECITALS

A.                                   Eureka Moly, LLC, a Delaware limited liability company (“Eureka Moly”), leases and intends to operate a mine located in Eureka County, Nevada (the “Mount Hope Mine”) from which it intends to produce Technical Grade Molybdenum Oxide (“TMO”), in the form of powder and carbon-free briquettes, that meets or exceeds the standards on Schedule A (such TMO produced from the Mount Hope Mine, the “Products”).

B.                                     As of the date hereof, (1) the Company owns 100% of Nevada Moly, which owns an 80% equity interest in Eureka Moly and (2) POS-Minerals Corporation, a Delaware corporation and affiliate of POSCO Canada Ltd., owns a 20% equity interest in Eureka Moly.

C.                                     Seller wants to sell to Buyer, and Buyer wants to purchase from Seller, Products available from Seller’s share of production at the Mount Hope Mine (offer is for output of Mount Hope Mine production only) upon the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants contained in this Agreement,  the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.                                      Definitions and Interpretation.

1.1                               Definitions.  In addition to the capitalized terms defined elsewhere in this Agreement, for purposes of this Agreement:

“Adjusted Market Price”:  (a) Market Price times (b) {****}.

“Affiliate”:  As defined in the Securities Purchase Agreement.

“Bank Loan”:  As defined in the Securities Purchase Agreement.

“Bank Loan Closing Date”: Means the date of the Bank Loan Closing, as defined in the Securities Purchase Agreement.

“Bank Loan Maturity Date”: The original scheduled final maturity date of the Bank Loan.

“Bank Loan Rejection”: Means the Company’s election not to enter into the Bank Loan after the satisfaction of the conditions set forth in Section 7.2(b)(iv) of the Securities Purchase Agreement.

“beneficial ownership” and correlative terms:  As defined in the Securities Purchase Agreement.

“Business Day”:  A day other than a Saturday, Sunday or other day on which commercial banks in New York City and Beijing, People’s Republic of China are authorized or required by Law to close.

“Buyer Ownership Percentage”: Guarantor’s aggregate percentage beneficial ownership of shares of the outstanding Common Stock calculated on a Fully Diluted Basis except that there shall be excluded from such calculation of outstanding Common Stock on a Fully Diluted Basis (A) all shares of Common Stock issuable under Rights granted after the Tranche 1 Closing, and (B) all outstanding shares of Common Stock that were issued by the Company after the Effective Date and were not subject to the right of Guarantor to participate in such issuance under Section 6.4 of the Securities Purchase Agreement; provided, however, that, upon the occurrence of a Major Transaction, the Buyer Ownership Percentage on and after the date of such Major Transaction shall be deemed to be equal to the Buyer Ownership Percentage immediately prior to such Major Transaction and shall remain fixed at such Buyer Ownership Percentage until expiration or earlier termination of this Agreement.

“Change of Control”: As defined in the Eureka Moly LLC Agreement.

“Commercial Production”: As defined in the Eureka Moly LLC Agreement.

“Common Stock”:  As defined in the Securities Purchase Agreement.

“Competent Authority”:  The Person or Persons so designated by Buyer.

“Delivery Point”: Means FCA Mine Site Eureka, Nevada, U.S.A.

“Dollars” The lawful currency of the United States.

“Effective Date”: Means the earlier of (i) the Tranche 2 Closing Date, (ii) the Bank Loan Closing Date, and (iii) the date of the occurrence of the Bank Loan Rejection.

“Eureka Moly LLC Agreement”: The Amended and Restated Limited Liability Company Agreement of Eureka Moly, LLC, dated February 26, 2008, between Nevada Moly and POS-Minerals Corporation.

“Exclusivity Provision”: As defined in Section 2.7.2.

“Existing Obligations”:  Seller’s obligations relating to the supply of Products from Seller’s share of production at the Mount Hope Mine that are in existence as of the date of this Agreement, as set forth in Schedule B.

“FCA”:  Means the delivery of goods on truck, rail car or container at the specified point (depot) of departure, which is usually the seller’s premises, or a named railroad station or a named cargo terminal or into the custody of the carrier, at seller’s expense. The point (depot) at origin may or may not be a customs clearance center. Buyer is responsible for the main carriage/freight, cargo insurance and other costs and risks.

“First Threshold”:  An amount calculated as follows:

US${****} per pound of molybdenum

x  Threshold Adjustment

For clarification, (a) the First Threshold will only be adjusted annually, which will occur within 30 days of the information necessary to calculate the applicable {****} Percentage increase becoming publicly available {****}, and (b) to the extent the information necessary to calculate such adjustment is not available {****}, the adjustment will be calculated when such information becomes available and applied retroactively {****}.

“Floor Price”:  An amount per pound calculated as follows:

US${****} per pound of molybdenum

x  (1 + {****} Percentage Increase)

For clarification, (a) except as provided in Section 3.3, the Floor Price will only be adjusted {****}, which will occur within {****} of the information necessary to calculate the applicable {****} Percentage increase becoming publicly available {****}, (b) to the extent the information necessary to calculate such adjustment is not available {****}, the adjustment will be calculated when such information becomes available and applied retroactively {****}, and (c) the Floor Price will be calculated as set forth above regardless of the Market Price or any other adjustments to the Product Price.

“Fully Diluted Basis”:  As defined in the Securities Purchase Agreement.

“Law”:  As defined in the Securities Purchase Agreement.

“Losses”:   Any claims, losses, liabilities, damages, demands, fines, penalties, administrative and judicial proceedings and orders, judgments, remedial action, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including reasonable attorneys’ fees).

“Major Transaction”: Any transaction or series of related transactions involving or consisting of: (i) a merger or consolidation of the Company with another entity,  the conversion of the Company to another type of entity, a statutory share exchange with respect to the Common Stock, or a similar transaction with respect to the Company or its Common Stock that is approved by the board of directors of the Company or holders of a majority of the Company’s outstanding shares of Common Stock; (ii) any other sale, exchange or other disposition of a majority of the then outstanding shares of Common Stock, including a sale of Common Stock pursuant to a tender offer in which Guarantor elects to sell Common Stock or a Recommended Transaction in which Guarantor sells Common Stock; (iii) the dissolution and liquidation of the Company; or (iv) any stock dividend, stock split, reverse stock split, recapitalization or similar transaction with respect to the Company or its Common Stock; provided that a transaction otherwise described in clauses (i) through (iv) of this definition shall not be a Major Transaction unless such transaction would have the effect of reducing the Buyer Ownership Percentage; provided further, that no transaction described in clauses (i) through (iv) of this definition shall be a Major Transaction if Guarantor has the right, in connection with such transaction, to maintain the same Buyer Ownership Percentage existing prior to such transaction pursuant to Section 6.4 of the Securities Purchase Agreement.

“Market Price”:  Means the average of the Platt’s Metals Week published prices for TMO Dealer Oxide over (a) {****} or (b) {****}, as Buyer may determine annually pursuant to Section 3.4.  In the event that the basis for the Market Price currently in general use ceases to exist or ceases to be published, Seller and Buyer shall meet promptly with a view to agreeing on a new pricing basis and the date for bringing such basis into effect.

“New York City”:  New York, New York, U.S.A.

“Person”:  An individual, limited or general partnership, corporation, trust, limited liability company, unincorporated organization, association, joint venture or a government or agency or political subdivision or instrumentality thereof.

“{****} Percentage Increase”:  {****}

“Product Price”:  As defined in Section 3.

“Recommended Transaction”: As defined in the Stockholder Agreement.

“Rights”: As defined in the Securities Purchase Agreement.

“Second Threshold”:  An amount calculated as follows:

US${****} per pound

x  Threshold Adjustment

For clarification, (a) the Second Threshold will only be adjusted annually, which will occur within 30 days of the information necessary to calculate the applicable {****} Percentage increase becoming publicly available {****}, (b) to the extent the information necessary to calculate such adjustment is not available {****}, the adjustment will be calculated when such information becomes available and applied retroactively {****}, and (c) in no event shall Second Threshold be less than the Floor Price.

“Securities Purchase Agreement”:  The Securities Purchase Agreement, dated March 4, 2010, between the Company and Guarantor.

“Seller’s Share of Product”:  Product distributed or distributable to Nevada Moly or its Affiliates pursuant to Article 10 of the Eureka Moly LLC Agreement or otherwise constituting Products of the Company as to which Seller has distribution or sale rights.

“SGS Group”: A group of entities associated with SGS SA, a Swiss société anonyme.

“Sojitz Agreement”: Molybdenum Supply Agreement, dated August 8, 2008, between the Company and Sojitz Corporation.

“Statement of Beneficial Ownership”: A statement containing the information required by “Schedule 13G - Information to Be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d)and Amendments Thereto Filed Pursuant to Rule 13d-2” promulgated pursuant to the Securities Exchange Act of 1934, as amended.

“Stockholder Agreement”: As defined in the Securities Purchase Agreement.

“Term”:  The term of this Agreement.

“Three-Month LIBOR”:  Means the three month LIBOR rate as published in The Wall Street Journal on the date an applicable invoice is due hereunder.  If Three-Month LIBOR is not available from such source, the Three-Month LIBOR will be based on the arithmetic mean of the respective rates quoted by at least two leading reference banks selected by Seller offered to leading banks for deposits in Dollars for a period of three months in the London interbank market at or about 11:00 a.m. (London, England time) on the date an applicable invoice is due hereunder.

“Threshold Adjustment”:  An amount calculated as follows:

1  +  (Percentage {****} Increase  /  2)

“Tranche 1 Closing”: As defined in the Securities Purchase Agreement.

“Tranche 2 Closing Date”: As defined in the Securities Purchase Agreement.

“Trigger Date”:  The later of the Effective Date and the date of commencement of Commercial Production.

“United States” or “U.S.” or “U.S.A.”:  The United States of America.

“US$”:  Dollars.

1.2                               Interpretation.

1.2.1                                                Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (iv) the terms “hereof,” “herein,” “hereunder,”

“hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) reference to day, without the explicit qualification of “business” refers to a calendar day, (vi) references to a month, quarter, year or such other subdivision, without the explicit qualification of “fiscal”, refers to a calendar month, quarter, year or other such subdivision, respectively (vii) all references to “the date hereof,” “the date of this Agreement” or similar terms (but excluding references to the date of execution hereof) refer to the date first above written, notwithstanding that the parties may have executed this Agreement on a later date, (viii) any reference to “pounds” in this Agreement refers to pounds of molybdenum contained in the Products, and (ix) references to any Person include such Person’s respective successors, assigns, transferees, lessees, heirs, executors and administrators, whether by merger, consolidation, amalgamation, reorganization, sale of assets or otherwise.

1.2.2                                                Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) include and incorporate all exhibits, schedules and other attachments thereto, (B) include all documents, instruments or agreements issued or executed in replacement thereof and (C) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law referenced herein means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.  When a reference is made in this Agreement to Articles, Sections or any other subdivision, such reference is to an Article, a Section or other subdivision of this Agreement, unless otherwise indicated.  When a reference is made in this Agreement to a party or parties, such reference is to parties to this Agreement, unless otherwise indicated.

1.2.3                                                The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or constructions of any of the terms or provisions hereof.

2.                                      Supply and Purchase of Product.

2.1                               Supply of Product Prior to Trigger Date.  No obligations to supply or purchase Products under this Agreement will exist prior to the Trigger Date.

2.2                               Supply of Products Following Trigger Date.  After the Trigger Date, upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to supply and sell to Buyer, and Buyer agrees to purchase from Seller, the amounts of Products as follows:

2.2.1                                                If the Bank Loan Closing Date occurs,

(a)                                  for each month commencing prior to the expiration of the Existing Obligations, all of Seller’s Share of Product for such month that are not committed pursuant to the Existing Obligations.

(b)                                 for each month commencing on or after the expiration of the Existing Obligations, but prior to the Bank Loan Maturity Date, the greater of 1,333,333 pounds or 70% of Seller’s Share of Product (less the Existing Obligations) for such month, or, if

Seller’s Share of Product for such month is less than 1,333,333 pounds, 100% of Seller’s Share of Product (less the Existing Obligations) for such month.

(c)                                  for each month commencing after the Bank Loan Maturity Date, a percentage of Seller’s Share of Product (less the Existing Obligations) equal to the lesser of 2.5 times the Buyer Ownership Percentage as of the first day of the quarter in which such month falls or 100% of Seller’s Share of Product (less the Existing Obligations) for such month.

2.2.2                                                If the Bank Loan Rejection occurs and the Tranche 2 Closing Date occurs,

(a)                                  for each month commencing prior to the expiration of the Existing Obligations, all of Seller’s Share of Product for such month that are not committed pursuant to the Existing Obligations.

(b)                                 for each month commencing on or after the expiration of the Existing Obligations, but prior to 14 years after the date of commencement of Commercial Production, the greater of 1,333,333 pounds or 70% of Seller’s Share of Product (less the Existing Obligations) for such month, or, if Seller’s Share of Product for such month is less than 1,333,333 pounds, 100% of Seller’s Share of Product (less the Existing Obligations) for such month.

(c)                                  for each month commencing on or after the date that is 14 years after the date of commencement of Commercial Production, a percentage of Seller’s Share of Product (less the Existing Obligations) equal to the lesser of 2.5 times the Buyer Ownership Percentage as of the first day of the quarter in which such month falls or 100% of Seller’s Share of Product (less the Existing Obligations) for such month.

2.2.3                                                If the Bank Loan Rejection occurs and the Tranche 2 Closing Date does not occur,

(a)                                  for each month commencing  prior to the expiration of the Existing Obligations, one half of Seller’s Share of Product for such month that are not committed pursuant to the Existing Obligations.

(b)                                 for each month commencing on or after the expiration of the Existing Obligations, but prior to 14 years after the date of commencement of Commercial Production, the greater of 666,667 pounds or 35% of Seller’s Share of Product (less the Existing Obligations) for such month, or, if Seller’s Share of Product for such month is less than 666,667 pounds, 100% of Seller’s Share of Product (less the Existing Obligations) for such month.

(c)                                  for each month commencing after the date that is 14 years after the date of commencement of Commercial Production, a percentage of Seller’s Share of Product (less the Existing Obligations) equal to the lesser of 1.25 times the Buyer Ownership Percentage as of the first day of the quarter in which such month falls or 100% of Seller’s Share of Product (less the Existing Obligations) for such month;

provided that, for purposes of Sections 2.2.1(c), 2.2.2(c) and 2.2.3(c), if, at the time of the occurrence of a Change of Control, the Buyer Ownership Percentage is less than a five percent (5%), for purposes of Sections 2.2.1(c), 2.2.2(c) and 2.2.3(c), the Buyer Ownership Percentage shall be deemed equal to the Buyer Ownership Percentage immediately prior to such Change of Control, and shall be fixed at such Buyer Ownership Percentage until the expiration or earlier termination of this Agreement.

2.3                               Delivery Schedule; Shortfalls.  Deliveries of the Products under this Agreement will be made by Seller to Buyer in monthly installments.  Buyer and Seller will reasonably cooperate with each other in connection with forecasting, ordering and delivery schedules and procedures.  Without limiting the foregoing, prior to the first day of each month, Seller shall provide Buyer with the schedule for shipment of Product in the following month that commences at least 30 days after the date the schedule is provided to the Buyer.  In the event that Seller does not deliver the full installment amount of Products in any given month, Buyer is entitled to demand that 100% of any such shortfall (the “Shortfall Amount”) be delivered in the following six month(s), provided that (a) Seller’s Share of Product is sufficient to meet the Shortfall Amount, and (b) any Products that any third party owns or controls, including any Products committed pursuant to the Existing Obligations, will not be considered available for fulfill any Shortfall Amount.  In the event of such a shortfall, Seller agrees not to sell any Products to any third party, except pursuant to the Existing Obligations, without Buyer’s prior written consent unless and until any properly requested Shortfall Amount has been delivered.

2.4                               Take-or-Pay.  Except as set forth in this Section 2.4, Buyer shall take delivery of Products made available by Seller in the amounts and on the terms set forth in this Agreement.  Notwithstanding anything herein to the contrary, Buyer agrees that in the event that Buyer fails to take delivery of Products made available by Seller in the amounts and on the terms set forth in this Agreement, (a) Buyer will still be obligated to pay Seller with respect to such Products as though Buyer had taken delivery pursuant to the terms of this Agreement, and (b) Seller shall store such Product free of charge for 30 days after the initial delivery date.  If Buyer has not taken the Products 30 days after the initial delivery date for any reason, Seller agrees to continue to store the Products without cost to Buyer if Seller reasonably has space and the availability to do without disruption of Seller’s operations.  If after the initial 30 day period Seller is unable to continue to store such Products on site for Buyer without incurring additional costs for storage containers or other third party expenses, then Buyer shall pay Seller all out-of-pocket expenses incurred by Seller related to the storage, carrying and handling of such Product.  Seller shall invoice Buyer for the costs and expenses related to the handling, carrying and storing of such Product.  If Seller fails to pay such invoice for a period of 60 days after the issuance of such invoice, Seller shall have the right to sell enough of the stored Product sufficient to pay such outstanding invoice.  Notwithstanding the foregoing, (i) if Buyer has not taken the Products on the initial delivery date because of an Event of Force Majeure that makes it impossible for Buyer to take delivery, Seller shall store Products for Buyer without cost to Buyer for the first 60 days during the continuation of such an Event of Force Majeure, and (ii) thereafter, all such Products shall be treated as otherwise provided in this Section 2.4.

2.5                               Composition of Products.  Product shall be TMO powder in bulk super sacks or other such form of TMO product manufactured by Seller.  No later than 30 days prior to the first day of each quarter during the Term of this Agreement, Buyer shall notify Seller of the form of Product it wishes to purchase in the following quarter.  Seller shall produce the requested form of Product unless it is commercially unreasonable to produce such form of Product.  If Seller determines that a requested form of Product is commercially unreasonable to produce, it will deliver TMO powder in bulk super sacks, or such other form of Product that Buyer requests that is commercially reasonable to produce.  Notwithstanding the foregoing, if Buyer requests any change in the agreed form of Product supplied during any quarter, Seller shall, subject to the terms of Section 3.2, and receipt of reasonable advance notice from Buyer, use commercially reasonable efforts to provide the new form of Product requested.

2.6                               Specifications.  The specifications and technical requirements of the Products to be delivered hereunder are set forth in Schedule A (the “Specifications”).  Notwithstanding anything to the contrary, Buyer will not be required hereunder to purchase any Products which do not comply with the Specifications.  Seller will, at its expense, supply a certificate confirming that each shipment of Products complies with the Specifications.

2.7                               Restrictions on Sales.

2.7.1                                                Without the prior written consent of Seller (which shall be at the sole discretion of Seller), until the expiration or earlier termination of the Sojitz Agreement, Buyer will not (a) sell, transfer or otherwise distribute any Products within Japan, or enter into an agreement or arrangement with another party for its sale, transfer or distribution of Products within Japan, or (b) take any other action to intentionally circumvent the restriction set forth in clause (a) above.

2.7.2                                                Without the prior written consent of Buyer (which shall be at the sole discretion of Buyer), for a period commencing upon the expiration of the Existing Obligations and ending upon the expiration or earlier termination of this Agreement, Seller will not (a) sell, transfer or otherwise distribute any Products within the People’s Republic of China, or enter into an agreement or arrangement with another party for its sale, transfer or distribution of Products within the People’s Republic of China, (b) take any other action to intentionally circumvent the restriction set forth in clause (a) above, or (c) enter into any agreement (other than any amendment or modification to the Existing Obligations or the Eureka Moly LLC Agreement that does not increase the term of such agreement or increase the amount of molybdenum product sold pursuant to such agreement) having a term of one year or more pursuant to which Seller agrees to supply molybdenum products from the Mount Hope Mine after the Trigger Date, unless such agreement includes the following language (the “Exclusivity Provision”):

“Without the prior written consent of [Seller] (which shall be at the sole discretion of [Seller]), [Product purchaser] will not (a) sell, transfer or otherwise distribute any molybdenum products within the People’s Republic of China, or enter into an agreement or arrangement with another party for its sale, transfer or distribution of molybdenum products within the People’s Republic of China or (b) take any other action to intentionally circumvent the restriction set forth in clause (a) above.”

After 60 days prior written notice from Buyer to Seller that an Exclusivity Provision has been breached, or after Seller’s knowledge, as defined in Section 9.11(c) of the Securities Purchase

Agreement, of such a breach, Seller will terminate the agreement that has been breached, unless Seller has notified Buyer in writing prior to the expiration of such 60-day period that it (a) does not believe an Exclusivity Provision has been breached, or (b) that its investigation into whether such breach has occurred is being diligently pursued, but has not been completed.

2.7.3                                                Without the prior written consent of Seller (which shall be at the sole discretion of Seller), for a period commencing upon the expiration of the Existing Obligations and ending upon the expiration or earlier termination of this Agreement, Buyer will not (a) sell, transfer or otherwise distribute any Products within any of the countries set forth on Schedule C, or enter into an agreement or arrangement with another party for its sale, transfer or distribution of Products within any of the countries set forth on Schedule C, or (b) take any other action to intentionally circumvent the restriction set forth in clause (a) above.

2.8                               Buyer’s Failure to Pay.  Without limiting any other rights set forth in this Agreement, including the termination rights set forth in Section 5, Seller shall have no obligation to deliver any Products to Buyer if any invoice required to be paid by Buyer pursuant to this Agreement remains unpaid for a period of sixty days after the due date for such invoice, unless such invoice is being contested in good faith.  In the case of a dispute, the undisputed portion of the invoice shall be paid in accordance with the terms of this Agreement and the contested portion of the invoice shall be resolved in accordance with this Agreement.

2.9                               Amount of Product.  If Buyer is purchasing Products pursuant to Section 2.2.1(b), 2.2.2(b) or 2.2.3(b):

2.9.1                                                by November 1 of each year Seller shall provide Buyer with Seller’s best estimate and forecast of Product production at the Mount Hope Mine for the following year on a month-to-month basis of (i) estimated production and (ii) Buyer’s share of that production.  The determination whether 16,000,000 pounds or 70% of Seller’s Share of Product is greater for the following year shall be based on such forecast, and sales in the following year shall be based on such determination.

2.9.2                                                by April 15, July 15 and October 15 of each year (commencing with April 15 of the second year in which Product is sold pursuant to Section 2.2.1(b), 2.2.2(b) or 2.2.3(b)), Seller will inform Buyer whether, for the prior quarter 4,000,000 pounds or 70% of Seller’s Share of Product was greater for the prior quarter.  If Buyer purchased less Product than it was required to purchase pursuant to Section 2.2.1(b), 2.2.2(b) or 2.2.3(b) during the prior quarter, then Seller shall sell to Buyer an amount of Product equal such deficiency.  Such Product shall be delivered FCA Delivery Point as soon as practicable at a price equal to the average Product Price for the prior quarter.

2.9.3                                                by January 15 of each year (commencing with January 15 of the third year in which Product is sold pursuant to Section 2.2.1(b), 2.2.2(b) or 2.2.3(b)), Seller will inform Buyer whether, for the prior year 16,000,000 pounds or 70% of Seller’s Share of Product was greater for the prior year.  If Buyer purchased less Product than it was required to purchase pursuant to Section 2.2.1(b), 2.2.2(b) or 2.2.3(b) during the prior year, then Seller shall sell to Buyer an amount of Product equal such deficiency.  Such Product shall be delivered FCA Delivery Point as soon as practicable at a price equal to the average Product Price for the prior year.  If Buyer purchased more Product than it was required to purchase pursuant to Section 2.2.1(b), 2.2.2(b) or 2.2.3(b) during the prior year then, such oversupply of Product shall be deducted from the amount of Product delivered over the course of the first quarter of the current year.

2.10                        Beneficial Ownership Reporting.

2.10.1                                          If the Buyer Ownership Percentage is less than 5% and this Agreement would have expired but for Buyer’s continuing guarantee of the Bank Loan, Buyer shall deliver to Seller prior to the first day of each quarter a Statement of Beneficial Ownership for such quarter.

2.10.2                                          If, for any quarter, Buyer fails to deliver a Statement of Beneficial Ownership, Seller may deem the Buyer Ownership Percentage to be the same as reported in the last Statement of Beneficial Ownership received by Seller.  If, due to a failure to deliver a Statement of Beneficial Ownership, Buyer purchases an amount of Product that is different than the amount it was required to purchase, that difference shall be added or subtracted, as appropriate, to the amount of Product delivered to Buyer as soon as practicable following Seller’s receipt of the delayed Statement of Beneficial Ownership, and shall be priced at the average Product Price for the month in which it should have been delivered.

3.                                      Pricing and Payment Terms.  The price payable by Buyer to Seller for Products supplied by Seller to Buyer pursuant to this Agreement (the “Product Price”) shall be (a) for 75% of Products delivered, equal to the Adjusted Market Price plus the Additional Product Price, if applicable; and (b) for 25% of Products delivered, equal to the Base Product Price plus the Additional Product Price, if applicable, subject to adjustment as set forth elsewhere in this Agreement.

3.1                               Base Product Price.  The base price payable by Buyer to Seller for Products supplied by Seller to Buyer pursuant to this Agreement (the “Base Product Price”) will be as follows:

3.1.1                                                If the Market Price is less than or equal to the Floor Price, the Base Product Price will be equal to the Floor Price; and

3.1.2                                                If the Market Price exceeds the Floor Price, the Base Product Price will be determined as follows:

(a)	If the Market Price is less than or equal to the First Threshold, the Base Product Price will be calculated as follows:

Floor Price
+	[(Market Price – Floor Price) x {****}]

(b)	If the Market Price is more than the First Threshold but less than the Second Threshold, the Base Product Price will be calculated as follows:

Floor Price
+	[(First Threshold – Floor Price) x {****}]
+	[(Market Price – First Threshold) x {****}]

(c)	If the Market Price exceeds the Second Threshold, the Product Price will be calculated as follows:

Floor Price
+	[(First Threshold – Floor Price) x {****}]
+	[(Second Threshold – First Threshold) x {****}]
+	[(Market Price – Second Threshold) x {****}]

3.2                               Additional Product Price.  Buyer will pay an additional amount (the “Additional Product Price”) for Products that are supplied hereunder (as agreed to by Buyer and Seller as set forth herein) in a form other than TMO powder packaged in bulk super sacks, equal to Seller’s additional costs to (i) convert such Products from the form required to be delivered hereunder to such other form of Products, and (ii) package such other form of Product, plus 10% of such additional cost.

3.3                               Entry into Other Supply Agreements.  If, during the Term, Seller enters into any other agreement or series of related agreements (a) pursuant to which Seller agrees to supply molybdenum products from the Mount Hope Mine to a third party prior to the Trigger Date or (b) having a term of one year or more pursuant to which Seller agrees to supply molybdenum products from the Mount Hope Mine after the Trigger Date, and in either case such agreement contemplates a floor price that is more than US${****} per pound lower than the Floor Price in effect in any month during the Term, then Seller will promptly provide Buyer notice thereof together with a copy of such agreement(s).  Within 30 days of delivery of such notice, Buyer may, at its option, deliver written notice to Seller of its desire to amend this Agreement to provide for the same monthly floor price and all other financial terms and conditions as such new agreement(s), and the parties agree to cooperate promptly and in good faith to prepare and execute such amendment.  If the parties are unable to do so within 60 days after delivery of Buyer’s notice of its desire to amend this Agreement, such matter will be resolved pursuant to the procedures set forth in Section 22.

3.4                               Determination of Market Price.  No later than November 30 of each year during the term of this Agreement, Buyer will give written notice to Seller of the percentage of Product to be delivered during the following calendar year to which the pricing basis described in clause (a) of the definition of “Market Price” in Section 1.1 will apply, and the percentage of Product to be delivered during the following year to which the pricing basis described in clause (b) of the definition of “Market Price” in Section 1.1 will apply, which will aggregate 100%.

4.                                      Deliveries and Invoices.

4.1                               Delivery Point.  Except as otherwise set forth herein, all Products will be delivered to the Delivery Point.  The Product Price calculations provided in this Agreement are on an FCA Delivery Point basis for delivery by Seller to the Delivery Point.  Title and risk in each shipment of Products will pass from Seller to Buyer upon delivery  FCA Delivery Point.

4.2                               Invoices.

4.2.1                                                On or after the earlier of Seller’s receipt of a bill of lading evidencing Buyer’s receipt of Product at the Delivery Point, and the end of each month, Seller will invoice Buyer by sending an invoice to the Competent Authority for the Product delivered (or for which Buyer is obligated to pay pursuant to Section 2.4 during that month), and the corresponding Product Price.

4.2.2                                                If at the time of Seller’s receipt of a bill of lading or the end of a month, the price for the Product sold has not been determined, Seller will issue a provisional invoice based on the average Product Price of Products delivered in the prior month in which the Product Price was known (a “Provisional Invoice”).  If a Provisional Invoice is issued, Buyer shall pay 90% of the amount of such Provisional Invoice pursuant to the terms of Section 4.2.  Seller shall issue a final invoice as soon as the correct Product Price is known, which shall set forth the difference, if any, between the amount paid pursuant to the Provisional Invoice and the correct Product Price.  To the extent that the actual Product Price exceeds the amount paid pursuant to the Provisional Invoice, Buyer shall promptly pay such difference to Seller.  To the extent that the actual Product Price is less than the amount paid pursuant to the Provisional Invoice, such amount shall be credited against the amount owed by Buyer on the next invoice issued by Seller to Buyer.

4.2.3                                                The amount shown on such invoice (or 90% of the amount in the case of a Provisional Invoice) will be due and payable by wire transfer to an account identified by Seller within 30 days of the issuance of the invoice.  If Buyer fails to pay any invoice amount due pursuant to this Agreement on or before the applicable due date, interest on the unpaid amount at a rate per annum equal to Three-Month LIBOR plus 1.5% will accrue daily from the applicable due date until the date the unpaid amount is paid and shall be due and payable at the time when the unpaid amount is paid or otherwise within five Business Days after demand by Seller therefor.

4.3                               Assaying Adjustments.

4.3.1                                                Buyer has the right to appoint a neutral sampler (the “Sampler”), approved by Seller (which approval will not be unreasonably withheld or delayed), to take samples of the Products at the Delivery Point.  In the event that Buyer determines that Seller has delivered non-conforming Product which should result in an adjustment to the Product Price (an “Assay Adjustment”), Buyer will notify Seller in writing of such determination (along with its results of analysis of such Product) within 60 days of delivery of such Product.  Buyer and Seller will appoint a mutually agreeable third party to assist in the resolution of such matter (the “Referee”) within 30 days of delivery of such notice.  If Buyer and Seller fail to appoint the Referee within such 30-day period, SGS Group (or such other mutually agreeable third party, in the event that SGS Group or its successor ceases to exist) will appoint the Referee at either Buyer’s or Seller’s request.  The Referee will analyze the sample of such Product taken by the Sampler and the closest to the Referee’s results of either the assay set forth in the notice delivered by Buyer pursuant to this Section 4.3.1, or the assay set forth in the relevant certificate supplied by Seller pursuant to Section 2.6 will be final and binding upon Buyer and Seller, in the event of a tie the Referee results will govern.

4.3.2                                                The costs and expenses related to the procedures set forth in this Section 4.3 (including the costs of the Sampler) will be borne by the party whose results are furthest from the results of the Sampler.  In the event that the results of the Sampler are exactly between those of Seller and the Buyer, each of Seller and the Buyer will bear 50% of any such costs and expenses.  For the purpose of the foregoing, the “results” of Seller will refer to the assay results set forth on the related invoice.

4.3.3                                                In the event that the final determination results in an obligation on a party to pay additional amounts or to reimburse any sum, such payment or reimbursement will be settled promptly by credit or debit notes and the invoice following the final determination shall be adjusted accordingly.

4.4                               No Prejudice.  Payment of an invoice by Buyer does not constitute acceptance of the Products covered by such invoice and is without prejudice to any and all claims Buyer may have against Seller in connection therewith.  Buyer will have the right to accept any portion of any shipment of Products notwithstanding that it may reject the balance thereof.  Acceptance by Buyer of all or any portion of a shipment of Products will not constitute a waiver of any claim which Buyer may have regarding the Products.

5.                                      Term; Termination.

5.1                               Term.  The initial term of this Agreement will commence on the Effective Date and expire on the later of (a) the first date after the Bank Loan Maturity Date when the Buyer Ownership Percentage is less than 5% and (b) the date the Buyer ceases to guarantee the Bank Loan, unless sooner terminated in accordance with this Section 5; provided, however, this Agreement shall not expire automatically pursuant to subsection (a) if the Buyer Ownership Percentage is less than 5% due to a Change of Control or the occurrence of a Major Transaction.

5.2                               Termination.  This Agreement may be terminated by:

5.2.1                                                either Buyer or Seller at any time in the event of a material breach of this Agreement by the other, provided a written termination notice identifying the material breach has been given to the breaching party and the breach has not been cured within 60 days from the date of said notice; provided further that for clarification purposes any breach of Section 2.7 will be considered to be a “material breach” of this Agreement; or

5.2.2                                                either Buyer or Seller at any time, by written notice, in the event:

(a)                                  of insolvency of the other;

(b)                                 of the filing of a voluntary petition in bankruptcy of the other;

(c)                                  of the making of an assignment for the benefit of creditors by the other, excluding assignments of accounts receivable;

(d)                                 of the inability of the other to pay its debts as they come due;

(e)                                  the other has a receiver or other custodian of any kind appointed to administer any substantial amount of the other’s property;

(f)                                    of the filing of an involuntary petition in bankruptcy with respect to the other;

(g)                                 any proceedings for the reorganization of the other, or for the readjustment of any of the other’s debts, under any laws, now or hereafter existing, for the relief of insolvent debtors, will be commenced by or against the other; or

(h)                                 of the discontinuation of the other of its business;

5.2.3                                                by Buyer, in the event that after the Trigger Date, Seller fails to meet the delivery requirements of Products set forth in Section 2 for a period of ninety days, provided a written termination notice identifying the failure to delivery Product has been given to Seller and the failure has not been corrected within 30 days from the date such notice was given; or

5.2.4                                                by Seller, in the event that Buyer fails to pay any amount required to be paid by Buyer pursuant to this Agreement on or before the due date therefor under this Agreement, provided a written termination notice identifying the unpaid amount has been given to Buyer and the invoice has not been paid within 60 days from the date such notice was given; or

5.2.5                                                by Seller, in the event that Buyer fails to provide a Statement of Beneficial Ownership due pursuant to Section 2.10 for a period of 30 days after such statement is due, provided a written termination notice identifying the failure to provide a Statement of Beneficial Ownership has been given to Buyer and the Statement of Beneficial Ownership has not been delivered to Seller within 60 days from the date such notice was given.

5.3                               Effect of Termination.  Unless notified otherwise by Buyer, upon a termination of this Agreement, Seller will fill all outstanding obligations to supply the Products in accordance with the terms of this Agreement.  Buyer will accept and pay for all conforming Products delivered in accordance herewith.  Termination will be without prejudice to the rights and obligations of the parties which have accrued prior to the effective date of termination.  Sections 4, 6 and 8 through 24, inclusive, will survive the expiration or termination of this Agreement.

6.                                      Indemnification.

6.1                               Procedure.  If Buyer claims that any of the Products fail to conform with the Specifications or fail to be in compliance with all applicable laws (excluding claims relating to Assay Adjustments which will be resolved in accordance with Section 4.3), Buyer will notify Seller of its claim (“Claim”), and provide Seller with all relevant documentation of the Claim, no later than 60 days after the date of delivery of such Products.  Upon receipt of a Claim, Seller will have the right to inspect such Products and all evidence of the Claim, and Seller and Buyer will attempt to reach an agreement as to whether the Claim is valid.

6.2                               Remedies.  If it is determined by Buyer and Seller that the Claim is valid, Seller will elect one of the following actions to remedy the failure, and will deliver notice thereof to Buyer 30 days prior to taking any such action:

6.2.1                                                delivering to Buyer conforming Products to replace the nonconforming Products;

6.2.2                                                refunding to Buyer the purchase price paid by Buyer with respect to the nonconforming Products in return provided that Seller will have the option to take possession of the nonconforming Products; or

6.2.3                                                applying a credit to the next purchase to be made by Buyer hereunder.

If, upon receipt of notice of the intent to take one of the actions above, Buyer instead desires Seller to take another action listed above to remedy the failure, Buyer will deliver notice of such desire to Seller.  If upon delivery of such notice Buyer and Seller do not agree on the action to be taken, such matter will be resolved pursuant to the arbitration procedures set forth in Section 22.  The removal and replacement of nonconforming Products will be at Seller’s sole expense (including all costs of transportation, duties, taxes and insurance), and Seller will reimburse Buyer for all costs (including all costs incurred with respect to transportation, duties, taxes and insurance) incurred by Buyer in connection with the replacement of nonconforming Products.

If Buyer and Seller cannot agree on the validity of a Claim, such matter will be considered a Dispute and will be resolved pursuant to the procedures set forth in Section 22.

6.3                               Limitations.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS, AND MAKES NO OTHER EXPRESS OR IMPLIED WARRANTIES OF ANY TYPE, WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE OR OTHERWISE, WITH RESPECT TO THE PRODUCTS.

6.4                               Indemnification by Seller.  Seller will at all times defend, indemnify, protect and hold harmless Buyer and its affiliates and their directors, officers, agents, employees, participants and assigns, from and against any and all Losses arising in whole or in part out of the willful misconduct and/or negligent performance of any obligations of Seller under this Agreement; provided, however, that Seller will not be required to indemnify any indemnified Person for any Losses to the extent resulting from the misconduct or negligence of such indemnified Person.

7.                                      Force Majeure.  Neither Buyer nor Seller will be liable to the other for default or delay in the performance of its obligations hereunder when and to the extent that such default or delay is caused by order, injunction or stay entered by any court with valid jurisdiction, war, civil commotion, strike, labor dispute, work stoppage or slowdown, storm, earthquake, explosion, insurrection, epidemic or quarantine restriction, fire, flood, act of God, the inability to maintain in full force and effect all permits required to carry out planned mining operations due to intervention of government  or any other similar contingency beyond the reasonable control of the parties (the occurrence of any of the foregoing will be an “Event of Force Majeure”); provided, however, that no Event of Force Majeure will have occurred in the event of a strike, labor dispute, work stoppage or slowdown initiated by, or involving only, workers or employees within Seller’s organization.  The  occurrence of an Event of Force Majeure will not terminate this Agreement, absent the written consent of the parties otherwise; provided, however, that Buyer may, at its option, terminate this Agreement if an Event of Force Majeure prevents, or Buyer reasonably anticipates that it will prevent, Seller from meeting its obligations in whole or in substantial part under this Agreement for more than ninety consecutive days during the Term.  Both Seller and Buyer will use their commercially reasonable best efforts to avoid the occurrence and remove the causes of an Event of Force Majeure and to continue performance of their respective obligations hereunder promptly following the removal of such causes.  If an Event of Force Majeure prevents a party from meeting its obligations hereunder in part, but not in whole, the parties will use their commercially reasonable best efforts to equitably adjust the parties’ respective obligations hereunder consistent with and in furtherance of the purposes hereof.  Should Seller invoke force majeure conditions, the Buyer will be entitled to obtain from alternative sources such Products as it reasonably requires during the period that Events of Force Majeure subsist, and the quantities Products obtained under such conditions will be deducted from the amount of Products Buyer is required to purchase hereunder.

8.                                      Confidentiality.

8.1                                 During the Term, each of Buyer and Seller will be in a position to receive certain of each other’s confidential, privileged and proprietary information (“Confidential Information”); provided that Confidential Information excludes any information:

8.1.1                                                which is or becomes available to the public through no act, omission or fault of, and absent any breach of a covenant or obligation hereunder by, the party whose obligation it is to keep such information confidential;

8.1.2                                                which the party whose obligation it is to keep such information confidential may have received lawfully from any third party without restrictions as to disclosure thereof and without breach of this Agreement; or

8.1.3                                                which was developed by the party whose obligation it is to keep such information confidential without (as established by documentation or by other appropriate evidence) the use of the other party’s Confidential Information or any breach of this Agreement or any other agreement.

Seller agrees that the Confidential Information of Buyer, and Buyer agrees that the Confidential Information of Seller, is an integral and key part of the assets of each respective entity and that the unauthorized use or disclosure of the other party’s Confidential Information would seriously damage the owner thereof in its business.  As a consequence of the above, Seller and Buyer hereby agree that, during the Term and thereafter:

8.2                                 During the term of this Agreement and until the fifth anniversary of the expiration or earlier termination of this Agreement, neither of Seller and Buyer will, directly or indirectly:

8.2.1                                                use any of the other party’s Confidential Information, except as may be necessary to perform its obligations hereunder; or

8.2.2                                                disclose, furnish or make accessible, or cause any person to disclose, furnish or make accessible, any aspect of the other party’s Confidential Information to any Person (other than the other party), except, in either case Section 8.2.1 or 8.2.2, as set forth in Section 8.1.2 or as may be expressly authorized by the other party in writing or as required by Law or pursuant to a court order; provided, however, that prior to any compelled disclosure, the party whose obligation it is to keep such information confidential will have given the other party notice of the circumstances relating to such compelled disclosure and an opportunity to seek an appropriate protective order with respect thereto.

8.3                                 Except as required by Law or pursuant to a court order, each of Seller and Buyer will:

8.3.1                                                use no less than the care a reasonably prudent Person would use in safeguarding his, her or its Confidential Information;

8.3.2                                                limit access to the other party’s Confidential Information to its employees and representatives who require access to such Confidential Information for the purposes of performing its obligations hereunder and who have agreed to be bound by the terms of this Section 8; and

8.3.3                                                refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidential, privileged or proprietary nature of the other party’s Confidential Information.

8.4                                 Each of Seller and Buyer will comply with reasonable requests made by the other from time to time regarding the protection of the confidential, privileged and proprietary nature of the other party’s Confidential Information.  Upon the written request of either party, the other party will promptly return to the requesting party all of the requesting party’s Confidential Information, including any and all copies and summaries thereof, in each case in any format (whether written, electronic or otherwise).

8.5                                 For purposes of this Section 8, the term the “Seller” will include all Affiliates of Seller, and the term “Buyer” will include all Affiliates of Buyer.  Nothing in this Section 8 will operate to prevent a party from disclosing such information as is required by applicable Law or the rules or policies of any securities exchange on which a party’s securities may be listed.

9.                                      Waiver.  The failure of any party to enforce at any time any of the provisions of this Agreement will in no way be construed to constitute a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof, including the right of any party thereafter to enforce each and every provision.  The waiver by any party of any breach or violation of any provision of this Agreement by the other parties will not operate or be construed to be a waiver of any subsequent breach or violation thereof.

10.                               Governing Law; Language.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, including Section 5-1401 of the New York General Obligation Law, applicable to agreements made and to be performed entirely within the State of New York, without giving effect to the conflict of law principles thereof that would cause the application of the laws of any jurisdiction other than the State of New York.  This Agreement has been negotiated and executed by the parties in English.  In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall govern.  For the avoidance of doubt, to the extent it would otherwise be applicable, the United Nations Convention on the International Sales of Goods shall not apply to this Agreement, and all questions of interpretation regarding the sale of any goods purchased under this Agreement shall be determined in accordance with the Uniform Commercial Code as adopted and in effect in the State of New York.

11.                               Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice under this Section 11, and shall be either (a) delivered by hand, (b) made by telecopy or facsimile transmission or (c) sent by Federal Express, DHL, UPS or another internationally recognized delivery service.

If to Buyer
or Guarantor:	China Han Long Mining Development Limited
Suite 2903, 9 Castlereagh Street,
Sydney NSW 2000 Australia
Attention: Steven Xiao
Facsimile: +61 29235 2482

With copies to:	McCarthy Tétrault
Suite 1300, Pacific Centre
777 Dunsmuir Street
Vancouver, British Columbia
V7Y 1K2 Canada
Attention: Joyce Lee
Facsimile: +1 (604) 643-7900

Parr Brown Gee & Loveless

185 South State Street
Suite 800
Salt Lake City, Utah 84111
U.S.A.
Attention: Scott W. Loveless
Facsimile: +1 (801) 532-7750

If to Seller:	General Moly, Inc.
1726 Cole Blvd.
Suite 115
Lakewood, CO 80401
U.S.A.
Attention: Chief Executive Officer
Facsimile: +1 (303) 928-8598

With a copy to:	Holme Roberts & Owen LLP
1700 Lincoln Street
Suite 4100
Denver, CO 80203-4541
U.S.A.
Attention: W. Dean Salter, Esq.
Facsimile: +1 (303) 866-0200

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above; (ii) if by telecopy or facsimile transmission, on the day that receipt thereof has been acknowledged by electronic confirmation or otherwise; or (iii) if sent by internationally recognized delivery service, on the day of actual receipt.

12.                               Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

13.                               Assignment; No Benefit.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.  This Agreement may not be assigned or otherwise transferred by Buyer or Seller without the prior written consent of the other; provided that Buyer may, without the consent of Seller, assign its rights and obligations under this Agreement to an Affiliate of Buyer.  Buyer hereby acknowledges that any proposed assignment by Buyer to any other party, by operation of law or otherwise, is subject to Seller’s consent, which will be in Seller’s sole discretion and may be conditioned upon amendment to the payment terms set forth herein. Except as expressly contemplated by Section 6.4, nothing in this Agreement shall be construed to create any rights or obligations except between the parties, and no Person shall be regarded as a third-party beneficiary of this Agreement.

14.                               Relationship of the Parties.  It is understood that each party is conducting business as a separate and distinct legal entity.  Under no circumstances will any party, its agents and/or employees be considered agents, partners, representatives or employees of the other parties.  No party will have the right to act as the legal representative of the other parties or to bind such other parties in any respect whatsoever or to incur any debts or liability in the name of or on behalf of such other parties.  This Agreement creates no relationships of joint venturers, partners, associates or principal and agent between the parties.

15.                               Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjusted by a governmental body, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties agree that the governmental body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

16.                               Taxes and Expenses.  Except as expressly provided herein, each party will be responsible for payment of all taxes, if any, imposed upon it by applicable Law in connection with this Agreement; provided, that with respect to any new or increased taxes that come into effect due to changes in Law after the date of this Agreement, Seller will only be responsible for the portion of such taxes that are commonly borne by suppliers of Products in the industry.  Each party will pay all of its own administrative expenses, including the fees and expenses of its counsel and other agents and representatives, incurred in connection with the preparation, execution and performance of this Agreement. Notwithstanding any provision in this Agreement, Seller will deduct and withhold any and all amounts required to be withheld and paid to any taxing authority in respect of any payments to be made to Buyer.  In no event will Seller pay any “additional amounts” or “gross-up” payments to Buyer in order to compensate Buyer for any reduction in the net after-tax proceeds it receives as a result of any amounts deducted and withheld by Seller.

17.                               Currency.  All references to dollars or amounts of money in this Agreement will be in Dollars.

18.                               Counterparts.  This Agreement may be executed in counterparts (including by facsimile or similar means of electronic communication), each of which shall be deemed an original and all of which together shall constitute one agreement.  This Agreement may be executed by facsimile signatures.

19.                               Entire Agreement.  This Agreement, including schedules, exhibits or other documents referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this

Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

20.                               Amendment.  The terms and provisions of the Agreement may be modified, amended or waived, or consent for the departure from such terms and provisions may be granted, only by written consent of Seller and Buyer.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

21.                               Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

22.                               Dispute Resolution.  All disputes between the parties arising out of, relating to or in connection with this Agreement (a “Dispute”) and not otherwise settled by agreement between the parties shall be exclusively and finally settled in accordance with Schedule 4 of the Securities Purchase Agreement, which hereby is incorporated, mutatis mutandis, by reference into this Agreement.

23.                               Limitation of Liability.  UNDER NO CIRCUMSTANCES WILL THE COMPANY OR BUYER BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES HEREUNDER OR IN CONNECTION HEREWITH.

24.                               Remedies Cumulative.  All remedies available to the parties for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

25.                               Safety, Health and the Environment.

25.1                           Safety at work, in particular safety of the parties and their personnel and those of their visitors, is a priority for the parties.  Each party fully endorses these policies and adopts them as its own, in so far as they relate to the performance of its obligations under this Agreement.

25.2                           Each party’s staff shall comply with the relevant safety rules of applicable Law, including those related to protective clothing and safety equipment and any local rules applicable to the plants.

25.3                           Each party reserves the right to refuse access to any of its facilities to any of the other party’s staff or those of its sub-contractors and suppliers for failure to comply with safety, health and environmental rules.

25.4                           Seller shall not bring any radioactive, materials or equipment onto Seller’s premises (but accepts no liability in relation to risk of such contamination by third parties, the transporter, or other causes beyond its reasonable control).

25.5                           Without prejudice to the generality of its obligations under this clause, each party shall use all practicable and reasonable means to:

25.5.1                                          prevent or counteract the unlawful emission of any hazardous and/or radioactive substance from the Products loaded hereunder;

25.5.2                                          avoid the unlawful discharge from the Products as loaded hereunder into any drains or other conducting media of any hazardous and/or radioactive substance;

25.5.3                                          prevent the unlawful generation, accumulation or migration of any hazardous and/or radioactive substance from the Products loaded hereunder; and

25.5.4                                          prevent any environmental claims arising, or any circumstances arising likely to result in any environmental claims, resulting from or caused by the condition of Products as loaded hereunder, in so far as such hazardous and/or radioactive substance is, or should be, under the control of such party pursuant to this Agreement.

26.                               No Fraud; No Corruption.  Each party shall take all necessary steps, in accordance with good industry practice, to prevent any fraudulent activity by such party (including its employees) in connection with invoicing or payment pursuant to this Agreement.  Each party shall notify the other immediately if it has discovered that any such fraud has occurred or is occurring.  No party has offered or given, or agreed to give, to any employee, servant or representative of the other party any personal gift, commission or other consideration of any kind as an inducement or reward for doing, refraining from doing, or for having done or refrained from doing, any act in relation to the obtaining or execution or performance of this Agreement.

27.                               Guaranty.

27.1                        Guarantor hereby guarantees to Seller the performance of all of Buyer’s obligations arising under this Agreement.  This guaranty is an absolute, present and continuing guaranty of payment, and is in no way conditioned or contingent upon any attempt to collect from Buyer or upon any other condition or contingency.  If Buyer shall fail to make any payment due to Seller pursuant to this Agreement, after the expiration of any applicable cure period set forth herein, Guarantor will immediately pay the same to Seller, with interest on any overdue amount, if any, and (to the extent permitted under applicable Law) on any overdue interest, from the date the same became due and payable to the date of payment at the interest rate set forth in Section 4.2 plus 4%.

27.2                        This guaranty shall remain in full force and effect without regard to, and the obligations of Guarantor hereunder shall not be affected or impaired by: (a) any amendment or modification of or addition or supplement to this Agreement; (b) any extension, indulgence or other action or inaction in respect of this Agreement; (c) any default by Buyer under, or any invalidity or unenforceability of, or, any irregularity or other defect in, this Agreement; (d) any exercise or non-exercise of any right, remedy, power or privilege in respect of this Agreement;

(e) any cessation of Guarantor’s affiliation with Buyer; (f) any bankruptcy, insolvency, reorganization or similar proceeding involving or affecting Buyer; or (g) any other circumstance, whether or not Guarantor shall have had notice or knowledge of any of the foregoing.

27.3                        Guarantor unconditionally and irrevocably waives:  (a) notice of any of the matters referred to in the preceding paragraph hereof; (b) all notices that may be required by Law or otherwise to preserve any rights of Seller against Guarantor, including notice to Guarantor of default and demand of payment from Buyer and protest for non-payment; (c) any right to the exercise by Seller of any right, remedy, power or privilege of Seller; and (d) any requirement of diligence on the part of Seller.

27.4                        Guarantor will reimburse Seller for all costs of collection or enforcement (including attorneys’ fees and expenses) incurred by Seller in enforcing the obligations of Guarantor under this Section 27.

[Signature page follows]

The parties have executed this Agreement as of the date first above written.

SELLER:

GENERAL MOLY, INC.

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	Chief Executive Officer

NEVADA MOLY, LLC

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	Chief Executive Officer

[SIGNATURE PAGE OF MOLYBDENUM SUPPLY AGREEMENT]

BUYER:

CHINA HAN LONG MINING DEVELOPMENT LIMITED

By:	/s/ Lau Hon
Name:	Lau Hon
Title:	Director

By:	/s/ Hui Xiao
Name:	Hui Xiao
Title:	Director

GUARANTOR:

HANLONG (USA) MINING INVESTMENT, INC.

By:	/s/ Lau Hon
Name:	Lau Hon
Title:	Chairman

By:	/s/ Hui Xiao
Name:	Hui Xiao
Title:	President

[SIGNATURE PAGE OF MOLYBDENUM SUPPLY AGREEMENT]

SCHEDULE A
(to Molybdenum Supply Agreement)

Technical Molybdic Oxide, Western Grade

SPECIFICATION MOLYBDENUM OXIDE

Mo	{****}

Cu	{****}

S	{****}

C	{****}

P	{****}

Si	{****}

Pb	{****}

A-1

SCHEDULE B
(to Molybdenum Supply Agreement)

Existing Obligations

1.	Molybdenum Supply Agreement, dated December 28, 2007, between the Company and ArcelorMittal Purchasing SAS.

2.	Molybdenum Supply Agreement, dated May 14, 2008, between the Company and SeAH Besteel Corporation.

3.	Molybdenum Supply Agreement, dated August 8, 2008, between the Company and Sojitz Corporation.

B-1

SCHEDULE C
(to Molybdenum Supply Agreement)

Exclusive Countries

Canada

United Mexican States

United States of America

Antigua and Barbuda

Barbados

Belize

Commonwealth of The Bahamas

Commonwealth of Dominica

Dominican Republic

Federation of Saint Kitts and Nevis

Grenada

Jamaica

Republic of Costa Rica

Republic of Cuba

Republic of El Salvador

Republic of Guatemala

Republic of Haiti

Republic of Honduras

Republic of Nicaragua

Republic of Panama

Republic of Trinidad and Tobago

Saint Lucia

Saint Vincent and the Grenadines

Argentine Republic

Bolivarian Republic of Venezuela

Cooperative Republic of Guyana

Federative Republic of Brazil

Oriental Republic of Uruguay

Plurinational State of Bolivia

Republic of Chile

Republic of Colombia

Republic of Ecuador

Republic of Paraguay

Republic of Peru

Republic of Suriname

C-1